EXHIBIT 99.1

NEWS RELEASE
FOR INFORMATION CONTACT:

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio  43215
www.glimcher.com

Mark E. Yale	Lisa A. Indest
Executive V.P., CFO	Senior V.P., Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, July 30, 2010

Glimcher Realty Trust Completes Common Share Offering

COLUMBUS, Ohio, July 30, 2010 /PRNewswire-FirstCall/ -- Glimcher Realty Trust (NYSE: GRT) announced today that it has completed a public offering of 16,100,000 common shares at a price of $6.25 per share, including 2,100,000 common shares issued and sold upon the full exercise of the underwriters’ option to purchase additional shares.  Goldman, Sachs & Co. and Wells Fargo Securities, LLC acted as the joint bookrunning managers for the offering, KeyBanc Capital Markets Inc. acted as lead manager for the offering and Commerz Markets LLC, The Huntington Investment Company, Piper Jaffray & Co., PNC Capital Markets LLC and RBS Securities Inc. acted as co-managers for the offering.

The net proceeds to the Company from the offering, after deducting underwriting commissions and discounts and estimated offering expenses, were approximately $96 million.  The Company will use the net proceeds to reduce the outstanding principal amount under its corporate credit facility, which will provide the Company with additional capacity to borrow funds in the future for joint venture opportunities and property acquisitions, as well as maintenance, renovation and expansion of existing properties.  The Company continues to evaluate joint venture opportunities and property acquisitions in the ordinary course of business.

The common shares were issued pursuant to a prospectus supplement and accompanying prospectus filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3 that is effective.  This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316, email: prospectus-ny@ny.email.gs.com, or Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, telephone: 1-800-326-5897, email: equity.syndicate@wellsfargo.com.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers as well as community centers.  Glimcher® is registered trademark of Glimcher Realty Trust.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRTPrF” and “GRTPrG”, respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.

www.glimcher.com